Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$534,000	$61.89

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-202524

February 23, 2017

PRICING SUPPLEMENT

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015 and

ETF Underlying Supplement dated March 5, 2015)

HSBC USA Inc.
Autocallable Barrier Notes

with Contingent Return

▶	$534,000 Autocallable Barrier Notes with Contingent Return Linked to the Least Performing of the SPDR® S&P 500® ETF Trust and the iShares® Russell 2000 ETF

▶	15-month term

▶	Quarterly contingent coupon payments at a rate of 1.375% (or 5.50% per annum), payable in equal installments if the closing price of each underlying on the applicable coupon observation date is greater than or equal to 70% of its initial price

▶	Automatically callable quarterly on or after August 24, 2017 if the closing price of each underlying is at or above its initial price at the principal amount plus the contingent coupon

▶	If the notes are not called and a trigger event does not occur (a trigger event occurs if the official closing price of either underlying is less than its barrier price on any scheduled trading day during the observation period), at maturity you will receive the principal amount plus the final contingent coupon

▶	If the notes are not called and a trigger event occurs, at maturity you will receive the principal amount plus the final contingent coupon if the final return of the least performing underlying is positive. If the final return of the least performing underlying is negative, you will lose 1% of the principal amount for each 1% that the final return of the least performing underlying is less than zero, to be paid in shares of the least performing underlying, with up to 100% of your principal amount at risk. You will have full exposure to declines in the least performing underlying in this case

▶	All payments on the notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Barrier Notes with Contingent Return (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-17 of this pricing supplement.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-6 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying ETF Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is $963.50 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page PS-3 and “Risk Factors” beginning on page PS-6 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000	$15	$985
Total	$534,000	$8,010	$525,990

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.50% and referral fees of up to 0.75% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 2.25% per $1,000 Principal Amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-17 of this pricing supplement.

The Notes

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.
15-Month Autocallable Barrier Notes with Contingent Return

This pricing supplement relates to a single offering of Autocallable Barrier Notes with Contingent Return. The offering will have the terms described in this pricing supplement and the accompanying prospectus supplement, prospectus and ETF Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or ETF Underlying Supplement, the terms described in this pricing supplement shall control.

This pricing supplement relates to an offering of Notes linked to the least performing of two index funds. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The SPDR® S&P 500® ETF Trust (“SPY”) and the iShares® Russell 2000 ETF (“IWM”) (each an “Underlying” and together the “Underlyings”)
Trade Date:	February 23, 2017
Pricing Date:	February 23, 2017
Original Issue Date:	February 28, 2017
Final Valuation Date:	May 23, 2018, subject to adjustment as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying ETF Underlying Supplement.
Maturity Date:	May 29, 2018. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.
Call Feature:	We will automatically call the Notes if the Official Closing Price of each Underlying is at or above its Initial Price on any Call Observation Date on or after August 24, 2017. If the Notes are automatically called, you will receive the Principal Amount plus the Contingent Coupon on the corresponding Call Payment Date.
Contingent Coupon Rate:	5.50% per annum, which equals 1.375% per quarter payable in equal installments
Contingent Coupon:

If the Official Closing Price of each Underlying is greater than or equal to its Coupon Trigger on the relevant Coupon Observation Date, you will receive the Contingent Coupon on the applicable Coupon Payment Date.

If the Official Closing Price of either Underlying is less than its Coupon Trigger on the relevant Coupon Observation Date, the Contingent Coupon applicable to such Coupon Observation Date will not be payable.

You may not receive any Contingent Coupons over the term of the Notes.

Coupon Trigger:	$165.508 with respect to the SPY and $97.125 with respect to the IWM, each of which is 70% of its Initial Price
Barrier Price:	$165.508 with respect to the SPY and $97.125 with respect to the IWM, each of which is 70% of its Initial Price
Payment at Maturity:	Unless the Notes are automatically called, on the Maturity Date, for each $1,000 Principal Amount of Notes, we will pay you the Final Settlement Value.
Physical Delivery Amount:	The number of shares of the Least Performing Underlying calculated by dividing the Principal Amount by the Initial Price of the Least Performing Underlying. Fractional share amounts will be paid in cash and determined by multiplying the number of fractional shares by the Final Price of the Least Performing Underlying. The Physical Delivery Amount is subject to adjustment as described under “Additional Terms of the Notes―Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement.

PS-2

Final Settlement Value:

Unless the Notes are automatically called prior to the Maturity Date, you will receive a payment on the Maturity Date calculated as follows:

▶  If a Trigger Event does not occur, a cash payment equal to 100% of the Principal Amount plus the final coupon.

▶  If a Trigger Event occurs and the Final Return of the Least Performing Underlying is positive or zero, a cash payment equal to 100% of the Principal Amount plus the final coupon.

▶  If a Trigger Event occurs and the Final Return of the Least Performing Underlying is negative, the Physical Delivery Amount in shares of the Least Performing Underlying. In this event you will lose 1% of your principal for every 1% decline in price of the Least Performing Underlying, to be paid out in shares of the Least Performing Underlying.

Trigger Event:	A Trigger Event occurs if the Official Closing Price of either Underlying is below its Trigger Price on any trading day during the Observation Period.
Trigger Price:	For each Underlying, 70% of the Initial Price of such Underlying.
Least Performing Underlying:	The Underlying with the lowest Final Return.
Observation Period:	The period from but excluding the Trade Date to and including the Final Valuation Date, subject to adjustment as described under “Additional Terms of the Notes―Observation Periods” in the accompanying ETF Underlying Supplement.
Coupon Observation Dates:	May 24, 2017, August 24, 2017, November 24, 2017, February 23, 2018 and May 23, 2018 (the Final Valuation Date). The Coupon Observation Dates are subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement.
Coupon Payment Dates:	May 30, 2017, August 29, 2017, November 29, 2017, February 28, 2018 and the Maturity Date. The Coupon Payment Dates are subject to postponement as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.
Call Observation Dates:	Each Coupon Observation Date beginning on August 24, 2017.
Call Payment Dates:	Each Coupon Payment Date beginning on August 29, 2017.
Final Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Price – Initial Price Initial Price
Initial Price:	$236.44 with respect to the SPY and $138.75 with respect to the IWM, each of which was its Official Closing Price on the Pricing Date.
Final Price:	With respect to each Underlying, its Official Closing Price on the Final Valuation Date.
Official Closing Price:	With respect to each Underlying, the Official Closing Price on any trading day will be determined by the calculation agent based upon the closing price of such Underlying, displayed on the following pages on the Bloomberg Professional® service: for the SPY, page “SPY <EQUITY>” and for the IWM, page “IWM <EQUITY>” or, for each Underlying, if the closing price is not so displayed, any successor page on the Bloomberg Professional® service or any successor service, as applicable.
CUSIP/ISIN:	40435C195 / US40435C1953
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. See “Risk Factors—The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

PS-3

GENERAL

This pricing supplement relates to the offering of Notes. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the ETF Underlying Supplement dated March 5, 2015. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or ETF Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-6 of this pricing supplement, beginning on page S-1 of the prospectus supplement and beginning on page S-1 of the ETF Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The ETF Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

▶	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

▶	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

PAYMENT ON THE NOTES

Call Feature

The Notes will be automatically called if the Official Closing Price of each and every Underlying is at or above its Initial Price on any Call Observation Date. If the Notes are automatically called, investors will receive a cash payment, per $1,000 Principal Amount of Notes, equal to the Principal Amount, plus the applicable Contingent Coupon.

Contingent Coupon

We will pay a quarterly Contingent Coupon payment on a Coupon Payment Date if the Official Closing Price of each Underlying on the applicable Coupon Observation Date is equal to or greater than its Coupon Trigger. Otherwise, no coupon will be paid on such Coupon Payment Date. For information regarding the record dates applicable to the Contingent Coupons payable on the Notes, please see the section entitled “Recipients of Interest Payments” beginning on page S-12 in the accompanying prospectus supplement. The Contingent Coupon Rate is 5.50% per annum ($13.75 per $1,000 in Principal Amount per quarter, if payable, payable in equal installments).

Maturity

Unless the Notes are automatically called prior to the Maturity Date, on the Maturity Date and for each $1,000 Principal Amount of Notes, you will receive a cash payment equal to the final coupon payment (if applicable) plus the Final Settlement Value determined as follows:

▶	If a Trigger Event does not occur, 100% of the Principal Amount.

▶	If a Trigger Event occurs and the Final Return of the Least Performing Underlying is positive or zero, 100% of the Principal Amount.

▶	If a Trigger Event occurs and the Final Return of the Least Performing Underlying is negative, the Physical Delivery Amount in shares of the Least Performing Underlying, equal to 100% of the Principal Amount multiplied by the sum of one plus the Final Return of the Least Performing Underlying, which will result in a Final Settlement Value less than the Principal Amount.

Observation Period

The period from but excluding the Trade Date to and including the Final Valuation Date, subject to adjustment as described under “Additional Terms of the Notes―Observation Periods” in the accompanying ETF Underlying Supplement.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Issuers

With respect to the SPY, PDR Services, LLC is the reference issuer. With respect to the IWM, iShares, Inc. is the reference issuer.

PS-4

INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You believe that the Official Closing Price of each of the Underlyings will not be below its Trigger Price on any trading day during the Observation Period.

▶	You are willing to receive shares of the Least Performing Underlying as payment on the Notes if the Final Price of the Least Performing Underlying is below its Trigger Price.

▶	You are willing to accept that the quarterly Contingent Coupon is payable only if the Official Closing Price of each Underlying is greater than or equal to its Coupon Trigger on the applicable Coupon Observation Date.

▶	You do not seek an investment that provides an opportunity to participate in the appreciation of either Underlying.

▶	You are willing to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if a Trigger Event occurs and the Final Return of the Least Performing Underlying is negative.

▶	You are willing to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Price of each Underlying is at or above its Initial Price, or you are otherwise willing to hold the Notes to maturity.

▶	You do not seek an investment for which there will be an active secondary market.

▶	You are willing to forgo dividends or other distributions paid to holders of shares of the Underlyings or the securities included in the underlying indices.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Official Closing Price of one or both of the Underlyings will be below its Trigger Price on any trading day during the Observation Period.

▶	You are unwilling to receive shares of the Least Performing Underlying as payment on the Notes if the Final Price of the Least Performing Underlying is below its Trigger Price.

▶	You believe the Contingent Coupons will not provide you with your desired return.

▶	You seek an investment that provides an opportunity to participate in the appreciation of either Underlying.

▶	You are unwilling to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if a Trigger Event occurs and the Final Return of the Least Performing Underlying is negative.

▶	You are unable or unwilling to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Price of each Underlying is at or above its Initial Price, or you are otherwise unable or unwilling to hold the Notes to maturity.

▶	You prefer to receive guaranteed periodic interest payments on the Notes.

▶	You seek an investment for which there will be an active secondary market.

▶	You prefer to receive the dividends or other distributions paid to holders of shares of the Underlyings or the securities included in the underlying indices.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

PS-5

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and beginning on page S-1 of the accompanying ETF Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the stocks included in either Underlying. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and ETF Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“— General Risks Related to Index Funds” in the ETF Underlying Supplement

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes do not guarantee return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not automatically called, a Trigger Event occurs, and the Final Price of the Least Performing Underlying is less than its Initial Price. In this case, we will pay you in shares of the Least Performing Underlying, and the Payment at Maturity you will be entitled to receive will be less than the Principal Amount of the Notes. You will lose 1% for each 1% that the Final Return of the Least Performing Underlying is less than its Initial Price. You may lose up to 100% of your investment at maturity.

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on the Notes. If the Official Closing Price of either Underlying on a Coupon Observation Date is less than its Coupon Trigger, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If on each of the Coupon Observation Dates, the Official Closing Price of either Underlying is less than its Coupon Trigger, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, the Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on the Notes.

Your return on the Notes is limited to the principal amount plus the Contingent Coupons, if any, regardless of any appreciation in the price of either Underlying.

If the Notes are called prior to the Maturity Date or if the Final Price of each Underlying is above its Initial Price, for each $1,000 in principal amount, you will receive $1,000 plus the applicable Contingent Coupon, regardless of any appreciation in the price of either Underlying, which may be significant. Accordingly, even if addition Contingent Coupons have been paid prior to such call or maturity, an investment in the Notes may have a lower return than an investment in the stocks represented by an Underlying during the term of the Notes.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any Contingent Coupons and any return of principal at maturity or upon early redemption, as applicable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

If the Physical Delivery Amount will be paid on the Notes, you will be subject to the price fluctuation of the Least Performing Underlying after the Final Valuation Date.

If a Trigger Event occurs and the Final Price of the Least Performing Underlying less than its Initial Price at maturity, we will deliver to you the Physical Delivery Amount in shares of the Least Performing Underlying. The value of those shares may further decrease between the Final Valuation Date and the Maturity Date, and you will incur additional losses to the extent of such decrease. In addition, there is no assurance that an active trading market will continue for shares of the Least Performing Underlying or that there will be liquidity in that trading market.

Changes that affect the Underlyings may affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference issuers of the Underlyings or the index sponsors of the underlying indices concerning additions, deletions and substitutions of the constituents included in the Underlyings and the manner in which the reference issuers or the index sponsors take account of certain changes affecting those constituents may affect the price of the relevant Underlying. The policies of the reference issuers or the index sponsors with respect to the calculation of the Underlyings or the underlying indices, as applicable, could also affect

PS-6

the price of the relevant Underlying. The reference issuers or the index sponsors may discontinue or suspend calculation or dissemination of the Underlyings or the underlying indices, as applicable. Any such actions could affect the value of the Notes and their return.

If the Notes are not called and a Trigger Event occurs with respect to any Underlying, your return will be based on the Final Return of the Least Performing Underlying.

The performance of either of the Underlyings may cause a Trigger Event to occur. If a Trigger Event occurs and the Notes are not automatically called, your return will be based on the Final Return of the Least Performing Underlying without regard to the performance of the other Underlying or which Underlying caused the Trigger Event to occur. As a result, you could lose all or some of your initial investment if the Final Return of the Least Performing Underlying is negative and a Trigger Event occurs, even if there is an increase in the price of the other Underlying. This could be the case even if the other Underlying caused the Trigger Event to occur or the other Underlying increased by an amount greater than the decrease in the Least Performing Underlying.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the price of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the price of each Underlying. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of either Underlying would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying.

The Notes may be automatically called prior to the Maturity Date.

If the Notes are automatically called early, the holding period could be as little as 6 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the payments due on the Notes.

The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes was calculated by us on the Pricing Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date may be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the prices of the Underlyings and changes in market conditions, and

PS-7

cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 3 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

Management risk.

The Underlyings are not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, each Underlying, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of its respective underlying index by investing in a portfolio of securities that generally replicate the underlying index. Therefore, unless a specific security is removed from its underlying index, the Underlyings generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Underyings are subject to the risk that the investment strategy of the investment adviser may not produce the intended results. Your investment is linked to the Underlyings, which are index funds. Any information relating to the underlying indices is only relevant to understanding the respective index that the Underlyings seek to replicate.

The performance and market value of each Underlying during periods of market volatility may not correlate with the performance of its underlying index as well as its net asset value per share.

During periods of market volatility, securities underlying the Underlyings may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlyings and the liquidity of the Underlyings may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlyings. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlyings. As a result, under these circumstances, the market value of shares of each Underlying may vary substantially from its net asset value per share. For all of the foregoing reasons, the performance of each Underlying may not correlate with the performance of its underlying index as well as its net asset value per share, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce your payment at maturity.

The value of shares of each Underlying may not completely track the value of its underlying index.

Although the trading characteristics and valuations of shares of the each Underlying will usually mirror the characteristics and valuations of its underlying index, the value of the shares of each Underlying may not completely track the level of its underlying index. Each Underlying may reflect transaction costs and fees that are not included in the calculation of its underlying index. Additionally, because each Underlying may not actually hold all of the stocks comprising its underlying index but invests in a representative sample of securities which have a similar investment profile as the stocks comprising the relevant underlying index, each Underlying may not fully replicate the performance of its underlying index.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

PS-8

The Notes are subject to small-capitalization risk.

The IWM tracks companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the price of the IWM may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the applicable fund to track them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PS-9

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of either Underlying relative to its Initial Price. We cannot predict the Official Closing Price of either Underlying on any Coupon Observation Date or the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Underlyings or return on the Notes.

The table and examples below illustrate how the Final Settlement Value on a $1,000 investment in the Notes for a hypothetical range of Final Returns of the Least Performing Underlying from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Total Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Final Settlement Value per $1,000 Principal Amount to $1,000. The potential returns described here assume that the Notes have not been automatically called prior to maturity and that the Contingent Coupon is payable on every Coupon Payment Date. You should consider carefully whether the Notes are suitable to your investment goals. If the Official Closing Price of each Underlying on every Coupon Observation Date is greater than or equal to its Coupon Trigger and the Notes are not automatically called, the Contingent Coupons payable over the term of the Notes would total $68.75 per $1,000 Principal Amount. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following table and examples assume the following:

▶	Principal Amount:	$1,000
▶	Hypothetical Coupon Trigger*:	$140 with respect to the SPY and $70 with respect to the IWM (each of which is 70% of its hypothetical Initial Price)
▶	Hypothetical Barrier Price*:	$140 with respect to the SPY and $70 with respect to the IWM (each of which is 70% of its hypothetical Initial Price)
▶	Contingent Coupon Rate:	5.50% per annum (1.375% for each quarter)
▶	Hypothetical Initial Price*:	$200 with respect to the SPY and $100 with respect to the IWM
▶	Hypothetical Physical Delivery Amount:	5 shares with respect to the SPY or 10 shares with respect to the IWM, depending on which is the Least Performing Underlying

*The actual Initial Price, Coupon Trigger and Barrier Price of each Underlying are set forth on pages PS-2 and PS-3 of this pricing supplement.

Summary of the Examples

Trigger Event Does Not Occur[1]					Trigger Event Occurs[2]
Least Performing Underlying’s Final Return	Hypothetical Total Coupon Paid Over the Term of the Notes[3]	Hypothetical Final Settlement Value	Hypothetical Total Payment on the Notes	Hypothetical Total Return on the Notes	Hypothetical Total Coupon Paid Over the Term of the Notes[3]	Hypothetical Final Settlement Value	Hypothetical Total Payment on the Notes	Hypothetical Total Return on Notes
100.00%	$68.75	$1,000	$1,068.75	6.875%	$68.75	$1,000	$1,068.75	6.875%
90.00%	$68.75	$1,000	$1,068.75	6.875%	$68.75	$1,000	$1,068.75	6.875%
80.00%	$68.75	$1,000	$1,068.75	6.875%	$68.75	$1,000	$1,068.75	6.875%
70.00%	$68.75	$1,000	$1,068.75	6.875%	$68.75	$1,000	$1,068.75	6.875%
60.00%	$68.75	$1,000	$1,068.75	6.875%	$68.75	$1,000	$1,068.75	6.875%
50.00%	$68.75	$1,000	$1,068.75	6.875%	$68.75	$1,000	$1,068.75	6.875%
40.00%	$68.75	$1,000	$1,068.75	6.875%	$68.75	$1,000	$1,068.75	6.875%
30.00%	$68.75	$1,000	$1,068.75	6.875%	$68.75	$1,000	$1,068.75	6.875%
20.00%	$68.75	$1,000	$1,068.75	6.875%	$68.75	$1,000	$1,068.75	6.875%
10.00%	$68.75	$1,000	$1,068.75	6.875%	$68.75	$1,000	$1,068.75	6.875%
0.00%	$68.75	$1,000	$1,068.75	6.875%	$68.75	$1,000	$1,068.75	6.875%
-10.00%	$68.75	$1,000	$1,068.75	6.875%	$68.75	$900*	$968.75	-3.125%
-20.00%	$68.75	$1,000	$1,068.75	6.875%	$68.75	$800*	$868.75	-13.125%
-25.00%	$68.75	$1,000	$1,068.75	6.875%	$68.75	$750*	$818.75	-18.125%
-30.00%	$68.75	$1,000	$1,068.75	6.875%	$68.75	$700*	$768.75	-23.125%
-40.00%	N/A	N/A	N/A	N/A	$68.75	$600*	$668.75	-33.125%
-50.00%	N/A	N/A	N/A	N/A	$68.75	$500*	$568.75	-43.125%
-60.00%	N/A	N/A	N/A	N/A	$68.75	$400*	$468.75	-53.125%
-70.00%	N/A	N/A	N/A	N/A	$68.75	$300*	$368.75	-63.125%
-80.00%	N/A	N/A	N/A	N/A	$68.75	$200*	$268.75	-73.125%
-90.00%	N/A	N/A	N/A	N/A	$68.75	$100*	$168.75	-83.125%
-100.00%	N/A	N/A	N/A	N/A	$68.75	$0	$68.75	-93.125%

1 The Official Closing Price of each Underlying never falls below its respective Trigger Price on any trading day during the Observation Period.

2 The Official Closing Price of either Underlying falls below its Trigger Price on any trading day during the Observation Period.

3 Assuming the Notes have been held to maturity, and the Underlying has not fallen below 70% of the Initial Price on a Coupon Observation date, the total amount of the coupons paid on the Notes as of the Maturity Date will equal $68.75, with coupon payments of $13.75 made on each Coupon Payment Date.

* If a Trigger Event occurs and the Final Price of the Least Performing Underlying is negative, you will be paid in shares of the Least Performing Underlying equal to the Physical Delivery Amount for each security, and any fractional share amounts will be paid in cash, which will be determined by multiplying the number of fractional shares by the Final Price of the Least Performing Underlying. Due to price fluctuations of the Least Performing Underlying between the Final Valuation Date and the Maturity Date, the combined value of those shares and any such cash payments at maturity may not be equal to the exact Final Return of the Least Performing Underlying.

PS-10

Final Settlement Value Calculation Examples

The examples provided herein are for illustration purposes only. The actual Final Settlement Value, if any, will depend on whether the Notes are automatically called and if a Trigger Event occurs and, if so, the Final Return of the Least Performing Underlying. You should not take these examples as an indication of potential payments. It is not possible to predict whether the Notes will be automatically called and if a Trigger Event will occur and, if so, whether and to what extent the Final Return of the Least Performing Underlying will be less than zero.

Example 1: The Notes are not automatically called and the Official Closing Price of at least one Underlying falls below its Trigger Price during the Observation Period, therefore a Trigger Event occurs. Additionally, the Final Return of the Least Performing Underlying is less than zero, resulting in physical settlement.

Underlying	Initial Price	Lowest Official Closing Price During the Observation Period	Final Price
SPY	$200.00	$130.00 (65% of Initial Price)	$130.00 (65% of Initial Price)
IWM	$100.00	$55.00 (55% of Initial Price)	$60.00 (60% of Initial Price)

Since each of the Official Closing Prices of SPY and IWM are below their respective Trigger Prices during the Observation Period, a Trigger Event occurs. IWM is the Least Performing Underlying.

Therefore, the Final Return of the Least Performing Underlying =

    Final Price of IWM – Initial Price of IWM
           Initial Price of IWM

= ($60.00 – $100.00) / $100.00= -40.00%

Final Settlement Value = Principal Amount of the Notes × (1 + Final Return of the Least Performing Underlying)

= $1,000 × (1 + -40%) = $600.00

Physical Delivery Amount = Final Settlement Value / Final Price of the Least Performing Underlying

$600/$60 = 10 shares of the Least Performing Underlying

The value of these shares based on the Final Price of the Least Performing Underlying is $600. Because the Final Price of the Least Performing Underlying is less than its Initial Price, you would receive the Physical Delivery Amount, or 10 shares of the Least Performing Underlying per $1,000 Principal Amount. As of the Final Valuation Date, these shares would have a value of $600 (10 shares multiplied by the Final Price of $60). Under these circumstances, the value of the Physical Delivery Amount would represent a loss of 40% of your principal amount in addition to any prior contingent coupons paid out over the term of the Notes.

Example 2: The Notes are not automatically called and a Trigger Event occurs, even though the Least Performing Underlying is not below its Trigger Price on the Final Valuation Date. Additionally, the Final Return of the Least Performing Underlying is greater than zero.

Underlying	Initial Price	Lowest Official Closing Price During the Observation Period	Final Price
SPY	$200.00	$170.00 (85% of Initial Price)	$210.00 (105% of Initial Price)
IWM	$100.00	$55.00 (55% of Initial Price)	$110.00 (110% of Initial Price)

Since the Official Closing Price of IWM was below its Trigger Price during the Observation Period, a Trigger Event occurred. SPY is the Least Performing Underlying, even though its Official Closing Price never falls below its Trigger Price.

Therefore, the Final Return of the Least Performing Underlying =

    Final Price of SPY – Initial Price of SPY
            Initial Price of SPY

PS-11

= ($210.00 – $200.00) / $200.00= 10.00%

Since a Trigger Event occurred and the Final Return of the Least Performing Underlying is positive, you receive the principal amount at maturity plus the final contingent coupon of $13.75.

Therefore, the Final Settlement Value equals $1,013.75.

Therefore, even though the Final Return of the Least Performing Underlying is positive, you do not benefit from positive return of the Least Performing Underlying, and the total payment on the Notes is $1,013.75, representing the principal amount plus the final contingent coupon, in addition to any prior contingent coupons paid out over the term of the Notes.

Example 3: The Notes are not automatically called, a Trigger Event does not occur, and the Final Return of the Least Performing Underlying is less than zero.

Underlying	Initial Price	Lowest Official Closing Price During the Observation Period	Final Price
SPY	$200.00	$170.00 (85% of Initial Price)	$180.00 (90% of Initial Price)
IWM	$100.00	$90.00 (90% of Initial Price)	$90.00 (90% of Initial Price)

Since the Official Closing Price of each Underlying was not below its Trigger Price during the Observation Period, a Trigger Event does not occur, and you receive the final contingent coupon.

Therefore, the Final Settlement Value equals $1,013.75.

Therefore, the total payment on the Notes is $1,013.75, representing the principal amount plus the final contingent coupon, in addition to any prior contingent coupons paid out over the term of the Notes.

Example 4: The Notes are not automatically called, a Trigger Event does not occur, and the Final Return of the Least Performing Underlying is at or greater than zero.

Underlying	Initial Price	Lowest Official Closing Price During the Observation Period	Final Price
SPY	$200.00	$170.00 (85% of Initial Price)	$240.00 (120% of Initial Price)
IWM	$100.00	$90.00 (90% of Initial Price)	$150.00 (150% of Initial Price)

Since the Official Closing Price of each Underlying was not below its Trigger Price during the Observation Period, a Trigger Event does not occur and you receive the final contingent coupon.

Therefore, the Final Settlement Value equals $1,013.75.

Therefore, even though the Final Return of the Least Performing Underlying is positive, you do not benefit from positive return of the Least Performing Underlying, and the total payment on the Notes is $1,013.75, representing the principal amount plus the final contingent coupon, in addition to any prior contingent coupons paid out over the term of the Notes.

Example 5: The Notes are automatically called on the first Call Observation Date.

Underlying	Initial Price	Official Closing Price on the first Call Observation Date
SPY	$200.00	$210.00
IWM	$100.00	$121.00

Since the Official Closing Price of both Underlyings was at or above their respective Initial Prices, the Notes were automatically called and you are no longer entitled to receive any Final Settlement Value. Therefore, on the corresponding Call Payment Date you would receive your $1,000 Principal Amount of Notes plus the coupon payment of $13.75 owed to you on that date. As a result, on the first Call Payment Date, you would be entitled to receive a total payment of $1,013.75, in addition to the prior contingent coupon, if payable. Once the Notes are automatically called, they will no longer remain outstanding and there will not be any further coupon payments on the Notes.

PS-12

INFORMATION RELATING TO THE UNDERLYINGS

Description of the SPY

The objective of the SPDR® S&P 500® ETF Trust (formerly the “SPDR Trust Series 1”) is to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500® Index. SPY holds stocks and cash and is not actively managed by traditional methods, which typically involve effecting changes in the holdings of stocks and cash on the basis of judgments made relating to economic, financial and market considerations. The returns of the SPDR® S&P 500® ETF may be affected by certain management fees and other expenses, which are detailed in its prospectus.

The Underlying Index is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries

For more information about SPY, see “SPDR S&P 500 ETF Trust” beginning on page S-36 of the accompanying ETF Underlying Supplement.

Historical Performance of the SPY

The following graph sets forth the historical performance of the SPY based on the daily historical closing prices from January 1, 2008 through February 23, 2017. We obtained the closing prices below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical prices of the SPY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of the SPY on any Coupon Observation Date or the Final Valuation Date.

Historical Performance of the SPY

The following graph sets forth the historical performance of the SPY based on the daily historical closing prices from January 1, 2008 to February 23, 2017, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical prices of the SPY should not be taken as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/2/2008	3/31/2008	144.94	127.90	131.89
4/1/2008	6/30/2008	143.08	127.69	128.04
7/1/2008	9/30/2008	130.70	111.38	116.54
10/1/2008	12/31/2008	116.00	75.95	88.87
1/2/2009	3/31/2009	93.44	68.11	79.44
4/1/2009	6/30/2009	95.09	81.00	91.92
7/1/2009	9/30/2009	107.33	87.95	105.56
10/1/2009	12/31/2009	112.67	102.54	112.45
1/4/2010	3/31/2010	117.40	105.87	116.99
4/1/2010	6/30/2010	121.79	103.22	103.22
7/1/2010	9/30/2010	114.79	102.20	114.12
10/1/2010	12/31/2010	125.92	113.75	125.72
1/3/2011	3/31/2011	134.57	126.21	132.51
4/1/2011	6/30/2011	136.54	126.81	131.97
7/1/2011	9/30/2011	135.46	112.26	113.17
10/3/2011	12/30/2011	128.68	109.93	125.50
1/3/2012	3/30/2012	141.61	127.49	140.72
4/2/2012	6/29/2012	141.79	128.10	136.27
7/2/2012	9/28/2012	147.24	133.51	143.93
10/1/2012	12/31/2012	146.27	135.70	142.52
1/2/2013	3/29/2013	156.73	145.53	156.55
4/1/2013	6/28/2013	167.11	154.14	160.01
7/1/2013	9/30/2013	173.14	161.16	168.10
10/1/2013	12/31/2013	184.67	165.48	184.67
1/1/2014	3/31/2014	188.26	174.15	187.04
4/1/2014	6/30/2014	196.48	181.48	195.72
7/1/2014	9/30/2014	201.82	190.99	197.02
10/1/2014	12/31/2014	208.72	186.27	205.50
1/1/2015	3/31/2015	211.99	198.97	206.43
4/1/2015	6/30/2015	213.50	205.42	205.85
7/1/2015	9/30/2015	212.59	187.27	191.63
10/1/2015	12/31/2015	211.00	192.13	203.89
1/1/2016	3/31/2016	206.10	183.03	205.56
4/1/2016	6/30/2016	212.39	198.21	209.53

PS-13

7/1/2016	9/30/2016	219.09	208.39	216.30
10/1/2016	12/31/2016	227.76	208.55	223.53
1/1/2017	2/23/2017*	236.49	223.53	236.44

* This pricing supplement includes, for the first calendar quarter of 2017, data for the period from January 1, 2017 through February 23, 2017. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2017.

Description of the IWM

iShares® consists of numerous separate investment portfolios (the “iShares® Funds”), including the iShares® Russell 2000 ETF (“IWM”). The IWM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of its underlying index. The IWM typically earns income dividends from securities included in the underlying index. These amounts, net of expenses and taxes (if applicable), are passed along to the IWM’s shareholders as “ordinary income.” In addition, the IWM realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the Notes are linked only to the share price of the IWM, you will not be entitled to receive income, dividend, or capital gain distributions from the IWM or any equivalent payments. The returns of the IWM may be affected by certain management fees and other expenses, which are detailed in its prospectus.

Information provided to or filed with the SEC by iShares® under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 can be located at the SEC’s facilities or through the SEC’s website by reference to SEC file numbers 033-97598 and 811-09102, respectively. We have not independently verified the accuracy or completeness of the information or reports prepared by iShares®.

The selection of the IWM is not a recommendation to buy or sell the shares of the IWM. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the IWM.

“iShares®” and BlackRock® are registered trademarks of BlackRock Fund Advisors (“BlackRock®”) and its affiliates. BlackRock® has licensed certain trademarks and trade names of BlackRock® for our use. The Notes are not sponsored, endorsed, sold, or promoted by BlackRock®, or by any of the iShares® Funds. Neither BlackRock® nor the iShares® Funds make any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Neither BlackRock® nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the Notes or in connection with our use of information about the iShares® Funds.

The iShares® Russell 2000 ETF

The iShares® Russell 2000 ETF seeks to track the investment results of the Russell 2000® Index. The shares of this underlying equity trade on the NYSE Arca, Inc. under the symbol “IWM.”

Russell 2000® Index (“RTY”)

The RTY was developed by Russell Investments (“Russell”) before FTSE International Limited (“FTSE”) and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Russell began dissemination of the RTY (Bloomberg L.P. index symbol “RTY”) on January 1, 1984. The RTY was set to 135 as of the close of business on December 31, 1986. FTSE Russell (the “index sponsor”) calculates and publishes the RTY. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by the index sponsor without regard to the Notes.

Selection of Stocks Comprising the RTY

All companies eligible for inclusion in the RTY must be classified as a U.S. company under the index sponsor’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, the index sponsor defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange as defined by a two-year average daily dollar trading volume (“ADDTV”) from all exchanges within a country. Using the HCIs, the index sponsor compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, the index sponsor will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. The index sponsor uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, the index sponsor will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation (“BDI”) country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be

PS-14

considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If an existing stock does not trade on the “rank day” (typically the last trading day in May, but a confirmed timetable is announced each spring) but does have a closing price at or above $1.00 on another eligible U.S. exchange, that stock will be eligible for inclusion.

An important criterion used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the rank day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, installment receipts or trust receipts are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May.

Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, U.S. limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank-check companies, special-purpose acquisition companies, and limited partnerships are also not eligible for inclusion in the Russell U.S. Indices. Exchange traded funds and mutual funds are also excluded. Bulletin board, pink sheet and over-the-counter (“OTC”) traded securities are not eligible for inclusion.

Annual reconstitution is a process by which the RTY is completely rebuilt. On the rank day in May each year, all eligible securities are ranked by their total market capitalization. The largest 4,000 become the Russell 3000E Index, and the other of the index sponsor’s indexes are determined from that set of securities. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, the index sponsor adds initial public offerings to the RTY on a quarterly basis based on total market capitalization guidelines ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

PS-15

Historical Performance of the IWM

The following graph sets forth the historical performance of the IWM based on the daily historical closing prices from January 1, 2008 to February 23, 2017, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical prices of the IWM should not be taken as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/2/2008	3/31/2008	75.92	64.30	68.51
4/1/2008	6/30/2008	76.17	68.47	69.03
7/1/2008	9/30/2008	75.20	65.50	68.39
10/1/2008	12/31/2008	68.39	38.58	49.27
1/2/2009	3/31/2009	51.27	34.36	41.94
4/1/2009	6/30/2009	53.19	41.94	50.96
7/1/2009	9/30/2009	62.02	47.87	60.23
10/1/2009	12/31/2009	63.36	56.22	62.26
1/4/2010	3/31/2010	69.25	58.68	67.81
4/1/2010	6/30/2010	74.14	61.08	61.08
7/1/2010	9/30/2010	67.67	59.04	67.47
10/1/2010	12/31/2010	79.22	66.94	78.23
1/3/2011	3/31/2011	84.17	77.18	84.17
4/1/2011	6/30/2011	86.37	77.77	82.80
7/1/2011	9/30/2011	85.65	64.25	64.25
10/3/2011	12/30/2011	76.45	60.97	73.69
1/3/2012	3/30/2012	84.41	73.69	82.85
4/2/2012	6/29/2012	83.79	73.64	79.65
7/2/2012	9/28/2012	86.40	76.68	83.46
10/1/2012	12/31/2012	84.69	76.88	84.29
1/2/2013	3/28/2013	94.80	84.29	94.26
4/1/2013	6/28/2013	99.51	89.58	97.16
7/1/2013	9/30/2013	107.10	97.16	106.62
10/1/2013	12/31/2013	115.31	103.67	115.31
1/1/2014	3/31/2014	119.83	108.64	116.34
4/1/2014	6/30/2014	118.81	108.88	118.81
7/1/2014	9/30/2014	120.02	109.35	109.35
10/1/2014	12/31/2014	121.08	104.30	119.67
1/1/2015	3/31/2015	126.03	114.69	124.35
4/1/2015	6/30/2015	129.01	120.85	124.86
7/1/2015	9/30/2015	75.92	64.30	68.51
10/1/2015	12/31/2015	126.31	107.53	109.20
1/1/2016	3/31/2016	119.85	109.01	112.51
4/1/2016	6/30/2016	112.51	94.80	110.62
7/1/2016	9/30/2016	118.43	108.69	114.97
10/1/2016	12/31/2016	125.70	113.69	124.21
1/1/2017	2/23/2017*	140.20	115.00	138.75

* This pricing supplement includes, for the first calendar quarter of 2017, data for the period from January 1, 2017 through February 23, 2017. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2017.

PS-16

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this pricing supplement except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the final Coupon Observation Date and the Final Valuation Date. If a market disruption event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date. For the avoidance of doubt, if no market disruption event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Final Price will be made on such date, irrespective of the existence of a market disruption event with respect to the other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. will offer the Notes at the price to public set forth on the cover page of this pricing supplement. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.50% and referral fees of up to 0.75% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 2.25% per $1,000 Principal Amount.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a Note as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described herein. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

We will not attempt to ascertain whether an Underlying or any of the entities whose stock is owned by the Underlyings would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If an Underlying or one or more of the entities whose stock is owned by the Underlyings were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Underlyings and the entities whose stock is owned by the Underlyings and consult your tax advisor regarding the possible consequences to you if an Underlying or one or more of the entities whose stock is owned by the Underlyings is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above, we intend to treat any gain or loss on the receipt of cash upon maturity or an earlier sale, exchange or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. If upon maturity of the Notes, you receive shares of the Least Performing Underlying (the “Underlying Shares”) and cash in lieu of any fractional Underlying Share, you should generally

PS-17

recognize capital gain or loss equal to the difference between the amount of cash received in lieu of any fractional Underlying Share and the pro rata portion of your tax basis in the Notes that is allocable to such fractional Underlying Share, based on the amount of cash received and the fair market value of the Underlying Shares received. Although no assurances can be provided in this regard, you may generally expect not to recognize any gain or loss with respect to any Underlying Shares received. You should generally have a basis in the Underlying Shares equal to your tax basis in the Notes, other than any amount allocated to a fractional Underlying Share. The holding period for such Underlying Shares should start on the day after receipt. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2018. Based on HSBC Bank’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of an Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Foreign Account Tax Compliance Act. The Internal Revenue Service has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of the Notes will only apply to dispositions after December 31, 2018.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

VALIDITY OF THE NOTES

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes pursuant to the Senior Indenture referred to in the prospectus supplement dated March 5, 2015, and issued and paid for as contemplated herein, the Notes offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2015, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated March 5, 2015.

PS-18

TABLE OF CONTENTS

You should only rely on the information contained in this pricing supplement, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$534,000 Autocallable Barrier Notes
with Contingent Return

February 23, 2017

PRICING SUPPLEMENT

Pricing Supplement
General	PS-4
Payment on the Notes	PS-4
Investor Suitability	PS-5
Risk Factors	PS-6
Illustrative Examples	PS-10
Information Relating to the Underlyings	PS-13
Events of Default and Acceleration	PS-17
Supplemental Plan of Distribution (Conflicts of Interest)	PS-17
U.S. Federal Income Tax Considerations	PS-17
Validity of the Notes	PS-18

ETF Underlying Supplement
Risk Factors	S-1
Reference Sponsors and Index Funds	S-7
The Energy Select Sector SPDR® Fund	S-8
The Financial Select Sector SPDR® Fund	S-10
The Health Care Select Sector SPDR® Fund	S-12
The iShares® China Large-Cap ETF	S-14
The iShares® Latin America 40 ETF	S-17
The iShares® MSCI Brazil Capped ETF	S-19
The iShares® MSCI EAFE ETF	S-21
The iShares® MSCI Emerging Markets ETF	S-23
The iShares® MSCI Mexico Capped ETF	S-25
The iShares® Transportation Average ETF	S-27
The iShares® U.S. Real Estate ETF	S-28
The Market Vectors® Gold Miners ETF	S-29
The Powershares QQQ Trustsm, Series 1	S-31
The SPDR® Dow Jones Industrial AverageSM ETF Trust	S-34
The SPDR® S&P 500® ETF Trust	S-36
The Vanguard® FTSE Emerging Markets ETF	S-39
The WisdomTree® Japan Hedged Equity Fund	S-42
Additional Terms of the Notes	S-44

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-8
Description of Notes	S-10
Use of Proceeds and Hedging	S-33
Certain ERISA Considerations	S-34
U.S. Federal Income Tax Considerations	S-37
Supplemental Plan of Distribution (Conflicts of Interest)	S-59

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	25
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58